Table of Contents

Special Stockholders’ Meeting, March 10, 2005 (4 p.m.)

Banco Bradesco S.A.
Corporate Bylaws

Section I - Organization, Duration and Headquarters

Article 1) Banco Bradesco S.A. is a publicly-held company, hereinafter referred to as the Company, and will be governed by the present Bylaws.

Article 2) The Company’s term of duration is undetermined.

Article 3) The Company’s headquarter and jurisdiction are located in the administrative center called “Cidade de Deus”, in Vila Yara, City and judicial district of Osasco, State of São Paulo.

Article 4) The Company may settle or close branches in the country, at the discretion of the Board of Executive Officers, and abroad, upon the additional approval of the Board of Directors, hereinafter referred to as the Board.

Section II - Corporate Purpose

Article 5) The Company’s corporate purpose is to perform general banking activities, including foreign exchange transactions.

Section III - Capital Stock

Article 6) The Capital Stock is R$7,700,000,000.00 (seven billion and seven million reais), divided into 491,933,125 (four hundred ninety-one million, nine hundred thirty-three thousand, one hundred and twenty-five) registered book-entry stocks, with no par value, of which 247,143,186 (two hundred forty-seven million, one hundred forty-three thousand, one hundred and eighty-six) are common stocks and 244,789,939 (two hundred forty-four million, seven hundred eighty-nine thousand, nine hundred and thirty-nine) are preferred stocks.

Paragraph One - Common stocks will provide to its holders the rights and privileges provided by law. In the case of a public offering, following an eventual sale of the Company’s control, common stock that is not part of the controlling capital will have the right to receive 100% (one hundred percent) of the price paid per common stock held by the controllers.

Banco Bradesco S.A.
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Paragraph Two - Preferred stocks will have no voting rights, but will entitle their holders to the following rights and privileges:

a)	priority in Capital Stock reimbursement, in the event of the Company’s liquidation;
b)	dividends 10% higher than those attributed to common stocks;
c)
inclusion in an eventual public offering resulting from the sale of the Company’s control, entitling their holders to receive a price equal to 80% (eighty per cent) of the price paid per common stock that is part of the controlling capital.

Paragraph Three - In the event of a capital increase, at least 50% (fifty percent) of the capital will be paid at the time of subscription and the remaining amount will be paid through a Board of Executive Officers’ call, as per legal precepts.

Paragraph Four - The Company’s capital stock is constituted of book-entry stocks only, which will be kept into deposit accounts in the Company, issued in favor of their holders, without issuance of certificates. The service cost of transfer of ownership of the said stocks may be charged from the stockholders.

Paragraph Five - The following actions will not be permitted:

a)	conversion of common stocks into preferred stocks and vice versa;
b)	issue of participation certificates.

Paragraph Six - The Company may, upon the authorization of the Board of Directors, acquire stocks issued by the Company itself, for cancellation or temporary maintenance in treasury, and posterior sale.

Section IV - Management

Article 7) The Company will be managed by a Board of Directors and a Board of Executive Officers.

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Section V - Board of Directors

Article 8) The Board of Directors, whose term of office is of 1 (one) year, is constituted by 6 (six) to 9 (nine) members, who should vote for 1 (one) Chairman and 1 (one) Vice-Chairman among themselves.

Paragraph One - The Board’s decisions will only be valid if supported by the absolute majority of the effective members, including the Chairman, who will have the casting vote, in the event of a tie.

Paragraph Two - In the event the position of the Chairman of the Board being vacant or the Chairman being absent or temporarily unavailable, the Vice-Chairman will take over. In the absence or temporary unavailability of the Vice-Chairman, the Chairman will appoint a substitute among other Board members. In the event of a vacancy of the Vice-Chairman’s position, the Board will appoint a substitute, who will serve for the time remaining to complete the term of office of the replaced member.

Paragraph Three - In the event of temporary or permanent leave of any other member, the remaining members may appoint a substitute, to serve on a temporary or permanent basis, with due regard to the precepts of law and of these Bylaws.

Article 9) In addition to the duties set forth by law and by the present Bylaws, the Board's responsibilities and duties include the following:

a)	to ensure that the Board of Executive Officers is always rigorously capable to perform its duties;

b)	to make sure that the corporate business is being conducted with probity, in order to preserve the Company’s credibility;

c)	to maintain management continuity, whenever possible, which is highly recommended for the stability, prosperity and security of the Company;

d)	to establish the general guidelines of the Company’s business, as well as to deliberate upon the constitution and performance of Operational Portfolios;

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e)
to authorize the acquisition, sale and to subject to an onus permanent assets and non-permanent stock interests of the Company and of its direct and indirect subsidiaries, when they amount to more than 1% (one percent) of their respective Stockholders’ Equity;

f)	to decide on trades involving stocks issued by the Company, in accordance with Paragraph VI of Article # 6;

g)	to authorize the granting of any kind of donation, contribution or aid, regardless of the beneficiary;

h)	to approve the payment of dividends and/or interest on own capital proposed by the Board of Executive Officers;

i)
to submit to Stockholders’ Meetings appreciation proposals aiming at increasing or reducing the capital stock, stock grouping, bonuses or splits, merger, incorporation or spin-off transactions and reforms in the Company’s Bylaws;

j)	to deliberate upon associations, involving the Company or its Subsidiaries, including participation in stockholders’ agreements;

k)	to approve the monetary investment of resources resulting from fiscal incentives;

l)	to examine and deliberate upon budgets and financial statements submitted by the Board of Executive Officers;

m)	to assume decision-making powers on specific matters of the Company’s interest and to deliberate upon defaulting cases;

n)	to apportion the remuneration of Managers, established by the Stockholders’ Meeting and to determine bonuses for directors, officers and employees, when it intends to give them;

o)
to authorize, whenever necessary, the representation of the Company by a member of the Board of Executive Officers individually or by an attorney, in which case a respective mandate will indicate what actions may be practiced;

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p)
to establish the remuneration of the Audit Committee members, which for each current member will not be lower than 10% (ten per cent), on average, of monthly fees paid to each Director, not including any other allowance;

q)	to approve the Corporate Report on Internal Controls Conformity and determine the adoption of strategies, policies and measures focused on the diffusion of a controlling and risk mitigation culture.

Sole Paragraph - The Board of Directors may assign special duties to the Board of Executive Officers and to any of its members, as well as establish committees to deal with specific matters.

Article 10) The Chairman of the Board shall preside the meetings of this Body, as well as the Stockholders’ Meetings, being entitled to appoint any other member of the Board of Directors to proceed so.

Sole Paragraph - The Chairman of the Board may call the Board of Executive Officers and participate, together with other Directors, in any of its meetings.

Article 11) The Board will quarterly meet and, whenever necessary, in special sessions convened by the Chairman, or by half of effective Board members. Minutes will be drawn up for every meeting.

Section VI - Board of Executive Officers

Article 12) The Company’s Board of Executive Officers, elected by the Board of Directors, with a 1 (one) year term of office, will be constituted of 52 (fifty-two) to 79 (seventy-nine) members, whereas the number of Executive Officers will range from 19 (nineteen) to 26 (twenty-six), distributed in the following categories of office: 1 (one) President, from 7 (seven) to 10 (ten) Executive Vice-Presidents and from 11 (eleven) to 15 (fifteen) Managing Directors. The remaining positions of the Board of Executive Officers will be distributed as follows: from 33 (thirty-three) to 53 (fifty-three) Department and Regional Directors, whereas the number of Department Directors ranges from 27 (twenty-seven) to 41 (forty-one) and the number of Regional Directors, from 6 (six) to 12 (twelve).

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Paragraph One - At every election, the Board of Directors will establish the number of positions to be filled, and designate, by appointing among the Executive Officers that it elects, those who will occupy the positions of Chief Executive Officer, Executive Vice-Presidents and Managing Directors, following the requirements of Articles # 17, 18 and 19 of the present Corporate Bylaws.

Paragraph Two - The requirements set forth in Items II of Article # 18 and in the “caput” of Article # 19, relating to Executive Officers and Department/Regional Directors, respectively, may be waived by the Board on an exceptional basis, up to the limit of one-fourth (1/4) of each of these categories of office, except for Executive Officers appointed for the positions of Chief Executive Officer and Executive Vice-Presidents.

Article 13) The Officers of the Executive Board shall manage and represent the Company, having powers to bind it in any acts and agreements of its interest. The Offices may condescend and waive rights and acquire, sell and subject to an onus assets, with due regard to the provisions stated in item “e” of Article # 9 of the present Corporate Bylaws.

Paragraph One - With due reservation to the exceptions expressly set forth herein, the Company will only be bound by the joint signatures of at least 2 (two) Officers, one of whom will be the Chief Executive Officer or Executive Vice-President.

Paragraph Two - The Company may also be represented by at least 1 (one) Officer and 1 (one) attorney, or by at least 2 (two) especially constituted attorneys, jointly, in which case the respective power of attorney will establish their powers, the acts they may practice and its duration, unless the power of attorney is judicial in nature. In such case the attorney will be authorized to sign individually and the power of attorney will be for an undefined period of time, being the appointment of an alternate admitted. The power of attorney will also state whether or not the attorney will exercise the powers jointly with another attorney or a Company’s Officer.

Paragraph Three - Department and Regional Directors are prohibited from practicing acts that imply the sale and encumbrance of assets and rights of the Company.

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Article 14) In addition to the normal duties conferred upon them by law and by the present Corporate Bylaws, each member of the Board of Executive Officers will have the following responsibilities:

a)	the Chief Executive Officer shall preside the meetings of the Board of Executive Officers, besides supervising and coordinating the action of its members;

b)	Executive Vice-Presidents shall collaborate with the Chief Executive Officer in the performance of his duties;

c)	Managing Directors shall perform the duties assigned to them and report to the Chief Executive Officer and Executive Vice-Presidents;

d)	Department Directors shall conduct the activities of the Departments they work for and assist other members of the Board of Executive Officers;

e)	Regional Directors shall guide and supervise the Branches under their jurisdiction and perform the duties assigned to them, reporting to the Board of Executive Officers.

Article 15) The Executive Officers will hold general meetings on a weekly basis, and special meetings whenever necessary. The decisions taken will only be valid when more than half of the members attend the respective meeting. The presence of the Chief Executive Officers or his substitute, who will have the casting vote in the case of a tie, is obligatory. The special general meetings will be held whenever called by the Chairman, the Chief Executive Officer, or further, by half of other Executive Officers.

Article 16) In the event of vacancy, absence or temporary unavailability of any Officer, including the Chief Executive Officer, it will be responsibility of the Board of Directors to appoint his substitute.

Article 17) To occupy the position of Officer, the Officer must dedicate himself full time to the service of the Company. The holding of the position of Officer of this Company concurrently with other positions or professional activities is incompatible, except when of the Company’s interest, and at the discretion of the Board of Directors.

Banco Bradesco S.A.
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Article 18) To hold the position of Executive Officer, the candidate must also satisfy, cumulatively, the following requirements on the election date:

I.	be under 65 (sixty-five) years old;

I.	belong to the staff of employees or officers of the Company or of its subsidiaries for more than 10 (ten) subsequent years, with no interruptions.

Article 19) To hold the position of Department or Regional Directors, the candidate must be an employee or manager of the Company or of companies related to the Company and on the election date must:

I.	Department Director - be under 62 (sixty-two) years old;

II.	Regional Director - be under 60 (sixty) years old.

Section VII - Fiscal Committee

Article 20) The Fiscal Committee, a non-permanent body, will be constituted by 3 (three) to 5 (five) effective members, when installed, and an equal number of substitutes.

Section VIII - Audit Committee

Article 21) The Company will have an Audit Committee constituted of 3 (three) to 5 (five) members, with a one-year term of office, to be nominated and dismissed by the Board of Directors. One of the Committee members should be appointed as Coordinator.

Sole Paragraph - In addition to other obligations foreseen by law or other regulations, the following are attributions of the Audit Committee:

a)	to recommend to the Board of Directors the company to be hired for rendering independent auditing services, its respective remuneration, as well as, its replacement;
b)	to review financial statements including foot notes, management reports and independent auditors’ report, prior to their disclosure to the market;

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c)
to evaluate the effectiveness of both internal and independent audits regarding the fulfillment of legal and regulatory requirements applicable to the Company, in addition to internal regulations and codes;

d)
to evaluate the fulfillment, by the Company’s Board of Executive Officers, of recommendations made by either internal or independent auditors, as well as to recommend to the Board of Directors the resolution of eventual conflicts between external auditors and the Board of Executive Officers.

e)
to establish and announce the procedures for the acceptance and treatment of information related to the noncompliance with legal and regulatory requirements applicable to the Company, in addition to regulations and internal codes, including the recommendation of procedures to protect the provider and the confidentiality of the information;

f)	to recommend to the Board of Officers corrections or improvements in policies, practices and procedures included in its attributions;
g)	to hold meetings, at least on a quarterly basis, with the Company’s Board of Officers and internal and external auditors;
h)
to verify, during its meetings, the fulfillment of its recommendations and/or explanations for its questions, including the planning of respective auditing works. Minutes of all meetings shall be drawn up.

i)	to establish operating rules for its functioning.

Section IX - Compliance and Internal Control Committee

Article 22) The Company will have a Compliance and Internal Control Committee constituted of 3 (three) to 6 (six) members, to be nominated and dismissed by the Board of Directors, having a one-year term of office. One of the Committee members should be appointed as Coordinator.

Sole Paragraph - The Committee’s main objective will be to assist the Board of Directors in its attributions related to the adoption of strategies, policies and measures focused on the diffusion of internal control culture, risk mitigation and conformity to rules applicable to the Bradesco Organization.

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Section X - Remuneration Committee

Article 23) The Company will have a Remuneration Committee constituted of 3 (three) to 5 (five) members, to be nominated and dismissed by the Board of Directors, having a one-year term of office. One of the Committee members should be appointed as Coordinator.

Sole Paragraph - The Committee’s main objective will be to propose to the Company’s Board of Directors policies and guidelines for the remuneration of its own and of its controlled companies Statutory Officers, based on the performance goals established by the Board.

Section XI - Stockholders’ Meetings

Article 24) General and Special Stockholders’ Meetings will be:

a)	called by sending to the stockholders a minimum 15 (fifteen)-day notice;

b)	presided by the Chairman, or, in his absence, by his statutory substitute, who will invite one or more stockholders to act as Secretaries.

Section XII - Fiscal Year and Income Distribution

Article 25) The fiscal year coincides with the civil year, ending on December 31.

Article 26) Balance sheets will be prepared at the end of each semester, on June 30 and December 31 of every year. The Board of Executive Directors, subject to the approval of the Board of Directors, may determine the preparation of balance sheets for shorter periods of time, including monthly balance sheets.

Article 27) The Net Income, as defined in Article # 191 of the Law 6,404 as of December 15, 1976, accounted at every six-month or in the annual balance sheet will be allocated in the following order:

I.	constitution of the Legal Reserve;

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II.
constitution of the Reserves set forth in Articles # 195 and 197 of the aforementioned Law 6,404/76, subject to a proposal of the Board of Executive Officers, approved by the Board of Directors and resolved by the Stockholders’ Meeting;

III.
payment of dividends, proposed by the Board of Executive Officers and approved by the Board of Directors, which, added to interim dividends and/or interest on own capital referred to in paragraphs “2” and “3”, given that they are declared, guarantee to the stockholders, at every fiscal year, as a mandatory minimum dividend, 30% (thirty percent) of the respective net income, adjusted by the decrease or increase of the amounts specified in items I, II and III of Article # 202 of the Law 6,404/76.

Paragraph One - The Board of Executive Officers, subject to the approval of the Board of Directors, is authorized to declare and pay interim dividends, especially six-monthly and monthly dividends, resulting from Retained Earnings or existing Profits Reserves.

Paragraph Two - The Board of Executive Officers may, subject to the approval of the Board, authorize the distribution of profits to stockholders as interest on own capital, pursuant to specific legislation, in total or partial substitution of interim dividends, whose declaration is permitted by the foregoing paragraph or, further, in addition thereto.

Paragraph Three - Any interest eventually paid to the stockholders will be imputed, net of withholding income tax, to the mandatory minimum dividend amount for that fiscal year (30%), in accordance to Item III of the “caput” of this Article.

Article 28) The Net Income balance, recorded after the aforementioned distributions, will have the destination proposed by the Board of Executive Officers, approved by the Board of Directors and resolved by the Stockholders’ Meeting, and may be fully allocated (100%) to Statutory Profit Reserves, in order to maintain an operating margin that is compatible with the development of the Company’s active operations, up to the limit of 95% (ninety-five percent) of the Company’s paid-in capital stock amount.

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Sole Paragraph - In the event that the proposal of the Board of Executive Officers regarding the allocation of Net Income for that fiscal year contains a provision for the distribution of dividends and/or payment of interest on own capital in an amount in excess of the mandatory dividend established in Article # 27, Item III, and/or retention of profits pursuant to Article # 196 of the Law 6,404/76, the Net Income balance for the purpose of constituting the reserve mentioned in this Article will be determined after the full deduction of such allocations.

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We attest that this is a true copy of the Bylaws of Banco Bradesco S.A., which content is the deliberations approved in the Special Stockholders’ Meeting held on March 10, 2005.

Banco Bradesco S.A.
Carlos Alberto R. Guilherme	Romulo Nagib Lasmar